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                                                                   EXHIBIT 10.14

[CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF THIS
DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH
THE COMMISSION.]

                        COLLABORATIVE RESEARCH AGREEMENT


        THIS COLLABORATIVE RESEARCH AGREEMENT (the "Agreement") is made between THE UNIVERSITY OF TEXAS SOUTHWESTERN MEDICAL CENTER AT DALLAS ("University"), a component institution of The University of Texas System ("System") and NANOGEN, INC., a California corporation with its principal place of business at 10398 Pacific Center Court, San Diego, CA 92121 ("Nanogen").

        RECITALS:

        A. Nanogen and University desire to collaborate on certain research hereinafter described; and

        B. Nanogen desires to obtain certain rights to intellectual property developed during the course of such research with a view to profitable commercialization of such intellectual property for Nanogen's benefit; and

        C. University is willing to collaborate with Nanogen with respect to such research and to grant certain rights to such intellectual property.

        NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, University and Nanogen agree as follows:

        1. Effective Date and Term. This Agreement shall be effective as of August 1, 1995 (the "Effective Date"). The Research Program (as defined herein) shall be performed during the period from the Effective Date through and including July 31, 1997 ("Term"). The Term shall be subject to extension for up to two additional one-year periods ("Extension Periods" upon Nanogen's written elections given before the beginning of the applicable one-year Extension Periods. Nanogen shall have the option of further extending the Term under mutually reasonably agreeable terms not less favorable to Nanogen than those hereof.

        2.     Research Program.

        2.1 University and Nanogen will use reasonable efforts to conduct the research program described as follows (hereinafter referred to as "Research Program"):

               (a) Nanogen shall be responsible for the aspects of the Research Program described in Attachment A, attached hereto and incorporated herein.

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               (b) University shall be responsible for the aspects of the
        Research Program described in Attachment B. attached hereto and incorporated herein. In addition to the aspects of the Research Program described on Attachment B. University will furnish the facilities necessary to carry out the Research Program.

The Research Program will be under the direction of Glen A. Evans, M.D., Ph.D. (the "University Investigator") and James P. O'Connell, Ph.D. (the "Nanogen Investigator").

        2.2 Except as otherwise set forth on Attachment A attached hereto, each party shall be responsible for its own expenses in conducting the Research Program.

        2.3 Nanogen understands that University's mission is advancement of knowledge, education, and patient care and, consequently, the Research Program will be designed to carry out that mission. The manner of University's performance of the Research Program shall be determined in the reasonable discretion of the University Investigator. University does not guarantee specific results.

        2.4 Nanogen understands that University may be involved in similar research through other researchers on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately and by different investigators from the Research Program, and Nanogen shall not gain any rights via this Agreement to such other research.

        2.5 University does not guarantee that any Patent Rights (as defined herein) will result from the Research Program, that the scope of any Patent Rights obtained will cover Nanogen's commercial interest, or that any such Patent Rights will be free of dominance by others independent of the Research Program (however, University is unaware of any such dominant patent).

        2.6 (a) University and University Investigator agree that the materials being provided to University as set forth in Attachment A, including, without limitation, techniques, processes, know-how, patents, patent applications, copyrights, trade secrets and other proprietary information associated therewith ("Research Material") may only be used by University and University Investigator in connection with the Research Program and not for any commercial purpose and not for the benefit of any third party. The Research Material may not be used in connection with any diagnosis, treatment or any other activity involving humans or for any use not directly related to the Research Program unless prior written approval is received from Nanogen. In addition, the Research Material may be possessed or used only by employees of the University who are under the control of the University Investigator and bound to the terms of this Agreement, and may not be provided to any other individual, entity or institution, including institutions and

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entities affiliated or under contract with the University without the prior written consent of Nanogen.

        (b) It is agreed that the transfer of the Research Material shall be a bailment and shall not constitute a sale of Research Material or a grant, option or license of any patent or other rights. Nanogen shall retain and have all right, title and interest in the original Research Material. In addition, University, University Investigator and Nanogen agree that Nanogen will own all intellectual property, excluding Patents and/or Patent Rights as defined herein, in tangible or intangible form, including without limitation, any and all data, preclinical and clinical results, inventions, improvements, Research Materials, discoveries, ideas and other proprietary information and rights (collectively, "Intellectual Property") arising out of or in connection with the original Research Material.

        (c) Upon completion or termination of the Research Program, or upon Nanogen's request at any time, University and/or University Investigator will either destroy the Research Material or return it to Nanogen.

        (d) THE RESEARCH MATERIAL IS UNTESTED AND HAS BEEN GIVEN TO UNIVERSITY GRATUITOUSLY. ACCORDINGLY, IT IS PROVIDED "AS IS" WITH NO WARRANTIES EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. TO THE EXTENT AUTHORIZED BY THE CONSTITUTION AND LAWS OF THE STATE OF TEXAS, UNIVERSITY BEARS ALL RISK RELATING TO THE RESEARCH MATERIALS OR THEIR USE AND NANOGEN WILL NOT BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY DAMAGES INCLUDING, WITHOUT LIMITATION, DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY, EXCEPT AS SET FORTH IN ARTICLE 9 HEREOF.

        (e) For purposes of this Agreement, Research Material shall include any derivative of the original Research Material made by University, University Investigator or members of University Investigator's research group or anyone receiving original Research Materials from any such person. Nanogen will be entitled to samples of any such Research Material upon request.

        3.     Consultation and Reports.

        3.1 Nanogen's designated representative for consultation and communications with the University Investigator shall be Tina S. Nova or such other person as Nanogen may from time to time designate in writing to University and the University Investigator ("Designated Representative").

        3.2 University will keep accurate scientific records relating to the Research Program and will make such records available for inspection to Nanogen or its authorized representative throughout the Term of the Agreement during normal

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business hours upon reasonable notice. University also agrees to provide copies of any such records to Nanogen in confidence, at Nanogen's sole expense, upon the request of Nanogen's Designated Representative or the Nanogen Investigator for Nanogen's internal research use.

        3.3 During the Term of the Agreement, Nanogen's representatives may consult informally with University's representatives regarding the project, both personally and by telephone. Access to work carried on in University laboratories in the course of these investigations shall be entirely under the control of University personnel but shall be made available on a reasonable basis for observance of the work. At the conclusion of each year, the University Investigator and the Nanogen Investigator shall exchange written reports summarizing the work completed under the Research Program during the previous year.
        3.4 The University Investigator shall submit a final technical report, summarizing the Research Program, within sixty (60) days of termination of the Agreement, which shall contain a report of all activities undertaken and accomplishments- achieved through the Research Program during the Term of the Agreement.

        4. Publicity. Neither party shall make reference to the other in a press release or any other written statement in connection with work performed under this Agreement, if it is intended for use in the public media, except as required by The Texas Open Records Act or other law or regulation. University, however, shall have the right to acknowledge Nanogen's contributions to the investigations under this Agreement in scientific or academic publications and other scientific or academic communications, without Nanogen's prior approval. In any such statements, the parties shall describe the scope and nature of their participation accurately and appropriately.

        5.     Publication and Academic Rights.

        5.1 University and University Investigator have the right to publish or otherwise publicly disclose information gained as a result of their research in the course of this Agreement. In order to avoid loss of Patent Rights as a result of premature public disclosure of patentable information, University, or the University Investigator or members of the University Investigator's research group will submit any prepublication materials and a summary of any other planned public disclosure to Nanogen for review and comment at least sixty (60) days prior to planned submission for publication. Nanogen shall notify University within thirty (30) days of receipt of such materials whether it desires University (or if Joint Patent Rights (as defined herein) exist with respect to inventions or discoveries contained in the materials, University and Nanogen jointly) to file patent applications on any inventions contained in the materials; and, University will promptly proceed to file a patent application(s) and University and the University Investigator will delay publication and any other disclosure for up to thirty

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(30) additional days to ensure that such filings are made before publication or other disclosure. University and the University Investigator shall have the final authority to determine the scope and content of any publications, but University and the University Investigator will consider in good faith any suggestions by Nanogen.

        5.2 It is understood that the University Investigator may discuss the research being performed under this Agreement with other investigators but shall not reveal information which is Nanogen's Confidential Information under Article
6. In the event any joint inventions result, other than between University investigators and Nanogen investigators, University shall grant to Nanogen the rights outlined in Article 7 of this Agreement, to the extent these are not in conflict with obligations to another party as a result of the involvement of the other investigator(s). In this latter case, University shall, in good faith, exercise reasonable efforts to enable Nanogen to obtain rights to the joint invention.

        6.     Confidential Information.

        6.1 The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Subject to the rights of Nanogen under any license agreement that may come into effect pursuant to the option set forth in
Article 7 herein (the "License Agreement"), each party agrees not to use the other party's Confidential Information (other than for purposes contemplated by this Agreement or the License Agreement), and to use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of three (3) years from receipt thereof, provided that the recipient party's obligation shall not apply to information that the recipient party can show:

               (1) is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;

               (2) is already in the recipient party's possession at the time of disclosure thereof (except Confidential Information previously disclosed pursuant to agreements in place between Nanogen and the University Investigator on the Effective Date);

               (3) is or later becomes part of the public domain through no fault of the recipient party;

               (4) is received from a third party having no obligations of confidentiality to the disclosing party, provided that the recipient party complies with any restrictions imposed by the third party;


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               (5)  is independently developed by the recipient
        party; or

               (6) is required by law or regulation to be disclosed, provided that the recipient party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

        6.2 In the event that information is required to be disclosed pursuant to subsection (6), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

        7.     Patents, Copyrights, and Technology Rights.

        7.1 Title to all inventions and discoveries made solely by University resulting from the research performed hereunder shall reside in University; however University hereby grants to Nanogen an exclusive option to negotiate a License Agreement (the "Option"), granting an exclusive, worldwide, royalty-bearing license (including the right to grant sublicenses) to make, have made, use, have used, sell or have sold under any Patent Right made and conceived during the Term, and having the further terms and conditions set forth on Attachment C. During the term of the Option, University shall not offer any rights or licenses to Patent Rights to any third party and Nanogen shall be entitled to an exclusive right of first negotiation with respect to such Patent Rights.

        7.2 The Option shall become exercisable upon the filing of a Patent (as defined herein) by University or University Investigator. University shall notify Nanogen in writing within three (3) days of any such filing and shall, pursuant to such notice fully disclose to Nanogen all claims set forth therein, and Nanogen shall then have three (3) months following University's written notice of a Patent filing to notify University in writing of its desire to enter into the License Agreement (the "Option Exercise Notice").

        7.3 The License Agreement shall be negotiated in good faith within a period not to exceed six (6) months following the delivery of the Option Exercise Notice by Nanogen to University (the "Option Period").

        7.4 In the event that University and Nanogen are not able to negotiate a License Agreement on mutually agreeable terms within the Option Period, University hereby agrees that if University intends to accept any offer from a third party which is not more favorable to it than Nanogen's last offer, University shall promptly notify Nanogen and Nanogen shall have the right to enter into a License Agreement (which shall include the right to grant sublicenses) with University on the terms and conditions of such third party offer. This right of first refusal shall

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
survive termination of negotiations pursuant to Section 7.3 for a period of two
(2) years. University warrants that it will not enter into a license with any third party with respect to any Patent Rights which contains any terms more favorable to such third party than terms offered to Nanogen during such two (2) year period.

        7.5 In the event Nanogen and University enter into a License Agreement, Nanogen shall reimburse University for all reasonable expenditures incurred by University in respect of preparing, filing, prosecuting and maintaining Patent Rights in the U.S. and in preparing, filing, prosecuting and maintaining corresponding patent applications and patents outside the U.S. in countries as agreed in writing by Nanogen. In any event, if Nanogen requests that any patent or patent application be prepared, filed, prosecuted or maintained, anywhere in the world, University will diligently undertake such activity to the extent and for so long as Nanogen reimburses University's reasonable expenditures therefor.

        7.6 As used in this Agreement, the following terms shall have the meanings indicated:


               (a) "Patent" shall mean a patent having claims that relate to inventions or discoveries made pursuant to the Research Program in part, or in whole, by University, University Investigator or members of the University Investigator's research group, including any extension, registration, confirmation, reissue, renewal or re-examination of such patent.

               (b) "Patent Rights" shall mean the Patents and/or patent applications whether domestic or foreign arising out of inventions or discoveries made in part, or in whole by University, University Investigator or members of the University Investigator's research group pursuant to the Research Program and any Patents and/or applications in any other country corresponding or relating to any of the foregoing, and all divisions, continuations, continuations in part, reissues, reexaminations or extensions thereof, and any Patents that issue thereon.

        8. Joint Inventions and Discoveries. Notwithstanding the provisions of any other section of this Agreement, it is agreed that any Patents or Patent Rights arising out of or in connection with the Research Program that are jointly invented by one or more employees of both the University and Nanogen shall be jointly owned by the University and Nanogen ("Joint Patent Rights"). All patent applications on the Joint Patent Rights shall be agreed to by each of the parties and filed, prosecuted and maintained jointly by the parties at their joint expense. If for any reason Nanogen or the University shall decline to

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
participate in the filing, prosecution or maintenance of any patent application or patent on the Joint Patent Rights, the other party shall be entitled to assume sole responsibility for such filing, prosecution or-maintenance of such patent application or patent at its sole expense and the nonparticipating party shall have no further rights to such patent application or patent. Each party may use the Joint Patent Rights or assign its own interests in them to others without approval or accounting to the other party, provided that if the University intends to license to others, University will notify Nanogen of such intent in writing, and Nanogen will have the rights outlined in Article 7 of this Agreement.

        9.     Liability.

        9.1 Subject to Section 9.2, Nanogen agrees to indemnify and hold harmless System, University, their Regents, officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of Nanogen's activities to be carried out pursuant to the obligations of this Agreement, including but not limited to the use by Nanogen of the results obtained from the activities performed by University under this Agreement; provided, however, that the following is excluded from Nanogen's obligation to indemnify and hold harmless:

               (a)    the negligent failure of University to
        substantially comply with any applicable FDA or other governmental requirements; or

               (b) the negligence or willful malfeasance of any Regent, officer, agent or employee of University or System.

To the extent authorized by the Constitution and laws of the State of Texas, UT Southwestern shall indemnify and hold Nanogen harmless against any and all claims, demands, damages, liabilities and costs incurred by Nanogen which directly or indirectly result from, or arise in connection with, any negligent act or omission of UT Southwestern, its agents, or employees in performing UT Southwestern's obligations hereunder.

        9.2 Both parties agree that upon receipt of a notice of claim or action for which indemnity may be claimed (or any threat thereof), the party receiving such notice will notify the other party promptly. Nanogen agrees, at its own expense, to provide one counsel to defend against any actions brought or filed against University, System, their Regents, officers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed; and subject to the statutory duty of The Texas Attorney General, University agrees to cooperate with Nanogen, and to provide Nanogen with sole control, in the defense and settlement of such claim or action.

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
        10. Independent Contractor. For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing.

        11.    Term and Termination.

        11.1 This Agreement shall commence on the Effective Date and extend until the end of the Research Program as described hereinabove, unless sooner terminated in accordance with the provisions of this Section.

        11.2 This Agreement may be terminated by the written agreement of both parties.

        11.3 In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the sixty (60) day period.

        11.4 Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. As its sole liability upon termination by University pursuant to Section 11.3 of this Agreement, Nanogen shall pay University for all reasonable expenses incurred as a result of the termination and all reasonable expenses committed to be expended as of the termination date which cannot be cancelled.

        11.5 Any provisions of this Agreement which be their nature extend beyond termination shall survive such termination.

        12. Attachments. Attachments A, B and C are incorporated and made a part of this Agreement for all purposes.

        13.    General.

        13.1 This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that subject to the approval of University, which may not be unreasonably withheld, Nanogen may assign this Agreement to any purchaser or transferee of all or substantially all of Nanogen's assets or stock upon prior written notice to University, and University may assign its right to receive payments hereunder.

        13.2 This Agreement constitutes the entire and only agreement between the parties relating to the Research Program, and all prior negotiations, representations, agreements and

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understandings are superseded hereby; provided, however, that certain Consulting
Agreement dated July 15, 1994 between the University Investigator and Nanogen shall continue in full force and effect for the term set forth therein. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

        13.3 Any notice required by this Agreement by Articles 7, 8, 9 or 11 shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of University to:
               The University of Texas System, O.G.C.
               201 West 7th Street
               Austin, TX 78701
               Attention: Intellectual Property Section
               Facsimile:  (512) 499-4523
               Telephone:  (512) 499-4462

               The University of Texas Southwestern
                      Medical Center at Dallas
               5323 Harry Hines Blvd.
               Dallas, TX 75235-9062
               Attention:  Gerald Mussey
                               Director, Contracts Management
               Facsimile:  (214) 688-8805
               Telephone:  (214) 688-8748

or in the case of Nanogen to:

               Nanogen, Inc.
               10398 Pacific Center Court
               San Diego, CA 92121
               Attention:  Howard Birndorf, CEO
               Facsimile:  (619) 546-7717
               Telephone:  (619) 546-7700

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.


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        13.4 This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Texas.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

THE UNIVERSITY OF TEXAS                                   NANOGEN, INC.
SOUTHWESTERN MEDICAL CENTER
AT DALLAS


           /s/ Peter H. Fitzgerald                         /s/ Howard Birndorf
       ------------------------------                    ----------------------
             Peter H. Fitzgerald                               Howard Birndorf
          Executive Vice President                                   CEO
            for Business Affairs


Date            July 20, 1995                      Date              8-1-95
     ---------------------------------------            -------------------


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                                  ATTACHMENT A


           Proposed Collaborative Project Between Nanogen Incorporated
                      and the Laboratory of Dr. Glen Evans,
               The University of Texas Southwestern Medical Center

Nanogen and the laboratory of Dr. Glen Evans have proposed a joint research project utilizing Nanogen technology for the analysis of polymorphisms, and human genetic linkage studies. Nanogen will supply technical protocols, software, chips and current technical "know-how" to accomplish this goal. In addition, Nanogen will continually update all technical approaches for this project as they develop.

Nanogen - Technology Background

Nanogen is designing and developing a general purpose, integrated system for the rapid analysis of charged macromolecules using microelectronics and molecular biology. Nanogen's current focus is in the analysis of DNA and RHA, but is not limited to nucleic acids. Essentially any charged molecule can be analyzed with Nanogen technology. Diagnostic assays such as immunoassay, receptor assays, and other ligand binding assays could be adapted to Nanogen technology, and would gain the same enhanced speed, sensitivity and specificity that has been shown in APEX-based ("Automated Programmable Electronic Matrix") DNA probe assays.

Central to Nanogen's technology, and the major subject of Nanogen patent applications is the concept of electronically facilitated hybridization. As an example of this, DNA - which is strongly electronegative and therefore carries a net negative charge - can be moved in an electric field to an area of net positive charge. The sample DNA is significantly concentrated over time in the area of positive charge. This concentrating effect facilitates and greatly speeds up the hybridization of DNA probes due to the Law of Mass Action, and would effect other ligand binding reactions of charged molecules in essentially the same way. This effect can simultaneously occur at each test site, permitting rapid, multiple tests on a single sample.

Also central to Nanogen's technology is the reverse process, in which nonspecifically bound probes are removed from the test site by reversing the field polarity. With Nanogen's electronic stringency control, unwanted, non-specific DNA is repelled from the area of the electrode under closely controlled electronic conditions. In model systems, we have demonstrated the ability to discriminate single base pair mismatches in relatively short DNA probe sequences. The combination of increased speed, high sensitivity, and specificity provides a significant competitive advantage. No other DNA chip company uses "active hybridization" and therefore are slower and less specific.

Nanogen Proposal

In order to carry out the proposed project described by Dr. Evans in the attached exhibit, Nanogen will supply the technical knowledge and expertise needed to utilize each component

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
of its experimental system. The system is composed of four separate components and each are discussed below.

(1) THE DNA CHIP

The basic Nanogen technology is the APEX microchip, a multi-site, electronically controlled array of independent test areas, each capable of attracting, binding or repelling DNA under specific conditions of charge, polarity, current and voltage. The APEX microchip takes advantage of the well established principles of electrophoresis in moving charged molecules in an electric field but on a greatly miniaturized scale. Since the chip itself is designed and constructed using standard semiconductor techniques of microlithography and chip fabrication, the actual number of available test sites, requirements for charge and charge density, current and voltage, are well within the design and manufacturing limits of the current state of the art.

Nanogen will supply Dr. Evans with its prototype chip for the described project. Numerous prototype chips have been developed over the past year, and numerous prototype chips will be produced in the future. Once a new prototype chip has been established, that specific chip will be provided for this project. The current prototype chip, the 5580, is a *** comprised of ***. Over each electrode a *** has been etched for ***. *** are included in the design for experimental purposes, and in some prototype chips a *** has been added. A total of 100 prototype chips will be furnished to Dr. Evans for this project per month. If additional chips are needed, they will be sold to Dr. Evan's laboratory at cost. Current manufacturing cost is approximately *** per chip.

In addition, the masks used for the manufacture of the chips, and the masks used for prototype chips produced in the past will be made available to this project if desired.

(2) PERMEATION LAYER

*** is critically important to Nanogen technology. Electrophoresis requires water hydrolysis, producing oxygen and hydrogen gas. These may be *** modified at the ***. The APEX immobilized reagent and test sample must therefore be ***. Similarly, the microelectronic chip must be ***. The permeation Layer is designed to accomplish the tasks. Chemically, the permeation layer is a *** capable of permitting ***. The permeation layer must ***, and provide a surface that is ***. Since target molecules are attached to the surface of the permeation layer, ***. Additionally, the permeation layer must be comparable with mass production techniques, possess the requisite shelf life, and survive normal shipping conditions.

Currently, Nanogen is employing a *** layer which is composed of a ***. *** is incorporated into the procedure, and is utilized as the attachment chemistry for capture DNA.

***     CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
        THE COMMISSION

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  All technical protocols for these procedures will be provided for this project, and will be updated as the formulations are modified over time.

(3) REAGENTS

Reagents are an integral part of the Nanogen diagnostic system. Target DNA sequences will be immobilized on the surface of the microelectronic chip in a configuration that allows this sequence to interact with sample DNA molecules in a controlled, precise way. Both the target and sample DNA must be stable to a wide range of ***. Sample DNA must be accessible to ***, and must be easily ***. Detection of hybridization can be accomplished using several proven approaches based on ***.

At this time experimental conditions for *** have been accomplished. New proprietary methods for *** have been elucidated and patent disclosures have been filed. Protocols for these procedures will be furnished for this project.

Conditions for *** have not yet been successfully described, and therefore protocols are not currently available. These will be made available as the experimental design is elucidated. We expect this project to be completed by the third quarter of 1995.

DNA chemistry is an important aspect of the reagent program. ***. *** need to be developed so *** is maintained throughout the assay. A source of *** must be available for assay development. A ***. Several excellent commercial systems are available for the production of ***.

Methods for the *** must be developed. Although *** are well known, they are technically demanding, *** will be an important and integral component of the Nanogen system, and will require a dedicated research effort. However, because of the inherent operation of the APEX chip, it is reasonable to assume that *** will be possible. *** should simplify ***. This is a future research objective for Nanogen and technical advances will be added to the current project as they are made available.

(4) INSTRUMENTATION

Instrumentation is required both to control the microchip electronics and to process the data into a form useful to the operator. The requirements for the instrument are complex. The system must be designed such that ***.

The Nanogen system is a semi-automated DNA analyzer capable of analyzing the DNA content of a prepared sample on a single APEX microchip. The instrument system consists of a system control unit (SCU) and an APEX microchip controller (AMC). The SCU is a dedicated desktop computer that contains all user interface software, all AMC software drivers, and data analysis and communications capabilities. The AMC contains all the

***     CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
        THE COMMISSION

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
electronic packaging required to control the electronic environment of the APEX chip. AMC electronics include a power supply, switching circuits, current/voltage analysis circuits, timing circuits, and multiplexing capability. An ***, provides signal detection and analysis. The frame analysis and interpretation software resides in and is controlled by the SCU.

Nanogen mill provide Dr. Evans with the information required to assemble an instrument to carry out the experiments described if requested. In addition, all controller/instrument software currently developed at Nanogen will be provided. Modifications and improvements to the instrument system and software are continually being made, these changes will be communicated as they are finalized.

***     CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
        THE COMMISSION

                                  ATTACHMENT B

          USE OF DNA HYBRIDIZATION CHIPS FOR POLYMORPHISM ANALYSIS AND
                              HUMAN GENETIC LINKAGE


                    A Proposed Collaborative Project between
                             Nanogen, Incorporated,
                              San Diego, California
                      and the Laboratory of Dr. Glen Evans,
               McDermott Center for Human Growth and Development,
         The University of Texas Southwestern Medical Center at Dallas,
                                  Dallas, Texas


The laboratory of Dr. Evans is focusing on the analysis of the human genome through high resolution physical mapping and sequencing, the conversion of this information into probes for genetic analysis of humans, and the identification of human disease genes and phenotypes through high efficiency genotyping. Currently, the laboratory is utilizing large scale robotics, automated DNA sequencing, high capacity oligonucleotide synthesis and informatics for approaching human genotyping. Our genotyping lab is utilizing Beckman Biomek robots and ABI 377 sequencers, along with panels of fluorescence based probes we developed spanning the entire human genome, to begin analysis of DNA from individual sand families for genotyping information. As an alternative to this conventional approach, it may be possible to utilize Nanogen's DNA chip technology to develop microchip-based genotyping instruments. If successful, this could vastly speed up the process of localizing genes for diseases and phenotypes after patients and families are identified. Following the localization, techniques now used extensively in our laboratory could allow isolation and sequencing of such genes, as swell as allow rapid determination of the variety of mutations responsible for human disease. the proposed collaboration would involve use of the Nanogen chip technology and chips produced at Nanogen for use in UTSW laboratories and provided to our laboratory. this development effort would involve directions separate from Nanogen's current development work, would be done in UTSW laboratories and would be funded from grants to investigators at this institute.

The proposed project would involve the following:

1) The production of array-format chips containing metal electrodes, surface polymer layer to which DNA can be covalently attached, and controller hardware and software by Nanogen. The chips produced by Nanogen will be unformatted, will contain no attached DNA sequences, and they will provide the chips to UTSW as well as provide information necessary to attach DNA, or to develop the technology to attach DNA, in the UTSW labs. They will also provide information on the controller hardware and software and supply controller software for chip control.

2) We will, using a number of strategies, develop polymorphic markers which cam be used in an array hybridization type format. The techniques used for developing these will be ***. For complete analysis of the human genome, we estimate that more than *** sequences will be necessary. For each sequence, *** oligonucleotides will be designed and synthesized: ***. The synthesis will be done at a commercial supplier of oligonucleotides.

3) Each polymorphic sequence will be analyzed on a set of standardized human DNAs to calculate ***, and to evaluate ***. These will be done in a ***.

4) Development work for the analysis of these polymorphisms on an *** format, such as DHA chips, will then be carried out. First, ***. Following this, Nanogen prototype chips will be ***.

5) Assuming these tests are successful, we will consider the construction of a whole genome polymorphism screening using a new chip format or Nanogen's current prototype chips.

6) Assuming a usable testbed for polyscreening can be derived and put into operation, we will then move forward to identify families with genetic disease and evaluate linkage using these chips. Again, assuming the linkage chip device can be made, this project will then need to deal with and solve the following problems: *** These issues are independent of the chip design, materials or in fact the chip approach at all.

The potential results could include: 1) the development of *** ; 2) the development of ***; 3) the development of new *** and 4) the potential development of a more powerful and rapid way of identifying genes significant for human health and disease.

***     CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
        THE COMMISSION

                                  Attachment C

                           Terms of License Agreement


o       LICENSE

        An exclusive worldwide, royalty-bearing license to make, have made, use, have used, sell or have sold under any Patent Right any product incorporating such Patent Rights and to otherwise exploit the Patent rights. An exclusive worldwide, royalty-bearing license to reproduce, copy, alter, make, have made, use, have used, sell or have sold under any Software Right any product incorporating such Software Rights and to otherwise exploit the Software Rights. A non-exclusive worldwide, royalty-bearing license to make, have made, use, have used, sell or have sold under any Technology Right any product incorporating such Technology Rights and to otherwise exploit the Technology Rights. Nanogen shall have the right to grant sublicenses consistent with the License Agreement provided that, with respect to University, Nanogen shall be responsible for (and entitled to credit for) the operations of its sublicensees relevant to this Agreement as if such operations were carried out by Nanogen.

        Software Rights shall mean the computer program or set of programs (stored in sets of instructions) in binary code form as embodied in a hardware medium such as magnetic tape or in printed listing, or in any other form, which govern the operation of a computer system and cause the computer hardware to perform a specific sequence of tasks and calculations in the processing of information useful for the practice of Patent Rights, Technology Rights or products sold by Nanogen. Software Rights includes computer instructions embodied in magnetic media and in written form, that is understandable by humans (Source Code), but is ultimately converted into computer or machine-readable instructions (Objection Code or Binary Code) for actual calculations and processing, and further includes U.T. Southwestern standardized databases, error corrections U.T. Southwestern enhancements, and translations.

        Technology Rights shall mean U.T. Southwestern's rights in any technical information, know how, process, procedure, composition, device, method, formula, protocol, technique, design, drawing, or data not otherwise covered under Patent Rights or Software Rights.

o       ROYALTY

        Royalties rates payable to U.T. Southwestern by Nanogen on selected categories of products incorporating Patent Rights, Technology Rights and Software Rights developed under the Collaborative Research Agreement are shown below. In some cases, a royalty rate range applies for selected categories. The royalty rate shown applies to the net sales of the total price of product or products sold by Nanogen:

Rate           Description
***            Products incorporating "probe technologies" useful in generating sequences for
***            CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY
               WITH THE COMMISSION
probes that define a genetic linkage to disease (including, but not limited to, DNA and RNA constructs). The royalty rate would vary from *** depending t on U.T. Southwestern's relative contribution to the value of "probe technologies" incorporated in the commercialized product (inclusive for the sequences of all probes for a particular disease or gene linkage).

Rate           Description
***            Products incorporating processes, including, but not limited to, activating techniques or methodologies, wash techniques or methodologies, storage techniques or methodologies, coatings (not otherwise covered under "probe technologies") useful for the stabilization, protection or maintenance of technologies incorporated in products commercialized by Nanogen.  The royalty rate would vary from *** depending on U.T. Southwestern's relative contribution to the value of processes incorporated in the commercialized product.

Rate           Description
***            Products incorporating software, including, but not limited to, binary code, source code, standardized databases, algorithms, calculations, data handling and processing, and data presentation modules. The royalty rate would vary from *** depending on U.T.
               southwestern's relative contribution to the value of software incorporated in the commercialized product.

Rate           Description
***            Genes identified through the use of Nanogen materials or devices under the
               Collaborative Research Agreement.

        In the event that products sold by Nanogen incorporate technologies developed under the Collaborative Research Agreement from multiple categories, royalties shall be calculated on a cumulative basis calculated from the sum of rates due from category to category. However, the effective royalty rate paid to U.T. Southwestern on sales of products incorporating Patent Rights and Technology Rights shall not exceed ***. If the product or products incorporates Patent Rights and/or Technology Rights in addition to Software Rights, the effective royalty rate paid to U.T. Southwestern shall not exceed ***.

        In the event that Nanogen or a sublicensee of Nanogen sells a product not included in the categories of products shown above, a running royalty rate shall be negotiated in good faith between Nanogen and U.T. Southwestern prior to the first sale of any such product.

        For any periods where Nanogen is required to pay a royalty to a third party for the right to carry out a sale of a product incorporating Patent Rights, Technology Rights and/or Software Rights, and such royalty obligation was incurred after the Effective Date of the Collaborative Research Agreement, Nanogen shall be entitled to offset royalties due U.T.

***     CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH
        THE COMMISSION

 Southwestern in an amount not to exceed 50% of what was otherwise due on a category of product-by-category of product basis.

o       TERM AND TERMINATION

        The term of the License Agreement will extend from the effective date of the agreement to the later of: (a) the end of the term of the last to expire of the Patents; or (b) a term of fifteen years from the date of first sale of any product incorporating or utilizing Software Rights or Technology Rights. Upon expiration, Nanogen will be entitled to fully exploit Patent Rights, Software Rights or Technology Rights without restriction or payment of royalties.

        Other standard termination events for material breach, mutual agreement, bankruptcy and notice by Nanogen.

o       PATENT RIGHTS, PROSECUTION AND PROTECTION

        Nanogen shall be responsible for all costs related to the prosecution and maintenance of Patent Rights underlying the Patent Rights and shall be solely responsible for defense of any third-party claims of infringement.

o       OTHER STANDARD LICENSE TERMS